MEDIACO HOLDING INC.
AMENDED AND RESATED SECURITIES TRADING POLICY

(amended and restated as of March 23, 2022)

I. Purpose

To describe standards concerning the handling of material non-public information relating to MediaCo Holding Inc. ("MediaCo" or the "Company") and the buying and selling of MediaCo stock and other securities.

II. Persons Affected

This policy applies to all MediaCo directors, officers, and employees, as well as temporary employees, independent consultants and contractors (collectively, "Insiders"). Please note that the general prohibitions apply to all Insiders, while the restrictions set forth in Part IV (blackout periods) and Part V (pre-clearance procedures) apply only to directors, officers, general managers, publishers, editors-in-chief, and other designated employees.

This policy also applies to (i) any "Family Members" of an Insider, which means anyone who resides with or lives in the household of an Insider, and any family members who do not live with an Insider but whose transactions in MediaCo securities are directed by, or subject to the influence or control of, an Insider (such as parents or children) and (ii) any "Related Entities" of an Insider, which means an entity controlled by an Insider. It is each Insider's responsibility to ensure that Family Members and Related Entities are aware of, and understand and comply with, the provisions and obligations of this Securities Trading Policy.

III. Policy Statement

If an Insider has material non-public information relating to MediaCo, it is our policy that neither that Insider nor any Family Member or Related Entity:

- may buy or sell securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Rule 10b5-1")) or engage in any other action to take advantage of that information, either directly or indirectly through third parties;

- may, directly or indirectly, pass that information either (i) to any person within MediaCo whose jobs do not require them to have that information or (ii) to any person outside MediaCo (including Family Members, Related Entities, friends, business associates, investors and consulting firms), unless any such disclosure is expressly authorized and made in manner to protect such information from unauthorized disclosure; or

- suggest or otherwise recommend that any such person outside MediaCo buy or sell securities of MediaCo or engage in any other action (such as tipping another outsider) to take advantage of that information.

This policy continues to apply after termination of employment to the extent that a former officer or employee is in possession of material non-public information at the time of termination. In such case, no trading inconsistent with this policy may take place until the information becomes public or ceases to be material.

This policy also applies to non-public information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:

- our customers or suppliers;

- any company with which we may be negotiating a major transaction or business combination; or

- any company as to which we have an indirect or direct control relationship or a designee on the board of directors.

No Insider may effect transactions in the securities of any such other company while in possession of material non-public information concerning such company that was obtained in the course of employment with, or serving as a director of, MediaCo.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Our directors and executive officers are subject to rules under the securities laws (Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16")) that are designed to minimize the misuse of inside information. This policy neither supersedes, nor is superseded, by Section 16.

Material Information. "Material information" is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock. In short, "Material information" is any information that could reasonably affect the price of the stock. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

- projections of future earnings or losses, or other guidance concerning earnings;

- the fact that earnings are inconsistent with consensus expectations;

- a pending or proposed merger, joint venture, acquisition or tender offer;

- a significant sale of assets or the disposition of a subsidiary or business unit;

- changes in dividend policies or the declaration of a stock split or the offering of additional securities;

- changes in senior management or other key employees;
- significant new products or discoveries;
- significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
- the occurrence of material cybersecurity incidents, intentional or otherwise, or disruptions in MediaCo's information technology systems, as well as MediaCo's remediation efforts in connection with material cybersecurity incidents or disruptions in information technology systems;
- impending bankruptcy or other financial liquidity problems; and
- the gain or loss of a substantial customer or supplier.

20-20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about MediaCo or other information that could have an impact on our stock price, Insiders must not pass the information on to others. The above penalties apply whether or not you derive, or even intend to derive, any profit or other benefit from another's actions.

Until Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or SEC filing, and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until twenty-four hours after the information is released.

Transactions under Company Plans. Although insider trading restrictions do not apply to the exercise of employee stock options, they do apply to the sale of common stock received upon exercise. In addition, the restrictions apply to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This policy also applies to the following elections under a 401(k) plan:

- increasing or decreasing periodic contributions allocated to the purchase of MediaCo stock;
- intra-plan transfers of an existing balance in or out of MediaCo stock;
- borrowing money against the account if the loan results in the liquidation of any portion of MediaCo stock; and
- pre-paying a loan if the pre-payment results in allocation of the proceeds to MediaCo stock.

Generally, this policy prohibits the sale of MediaCo stock during a blackout period (see Item IV).

Blackout periods will not affect employees' purchase of MediaCo stock through an employee stock purchase plan ("ESPP") if one is adopted by MediaCo. However, MediaCo employees will not be permitted to change any aspect of their ESPP enrollment during blackout periods or during the time that employees are in possession of any material, non-public information.

Confidentiality Obligations. The restrictions set forth in this policy are designed to avoid misuse of material non-public information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each Insider has to maintain the confidentiality of all confidential or proprietary information concerning MediaCo and its business, as well as any other confidential information, that may be learned in the course of employment. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

Avoiding Selective Disclosure. MediaCo is required under Regulation FD to avoid the selective disclosure of material non-public information. MediaCo has established procedures for the release of material information, including the designation of Company spokespersons, to achieve broad public dissemination of that information in accordance with Regulation FD. Accordingly, no Insider may disclose material non-public information to any person outside the Company, except in accordance with these procedures. This prohibition extends to discussions concerning MediaCo and its business in Internet chat rooms, Twitter, or other social media.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Insider to engage in short-term or speculative transactions involving MediaCo stock or other securities, it is the policy of the Company that Insiders should not engage in any of the following activities with respect to MediaCo stock or other securities:

1. **"In and out" trading in MediaCo securities**. Any MediaCo stock or other securities purchased in the open market must be held for a minimum of six (6) months and ideally longer. Note that the SEC has a short-swing profit recapture rule that already effectively prohibits MediaCo executive officers and directors from selling any MediaCo stock within six (6) months of a purchase. <u>We are simply expanding this rule to cover all Insiders</u>. Note, also, that this rule does not affect shares acquired as a result of exercising stock options.

2. **Short sales** (*i.e.*, selling stock you do not own and borrowing the shares to make delivery).

3. **Buying or selling puts, calls, or other derivatives in respect of securities of the Company**. Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an individual's investment in MediaCo stock (i.e., the hedge must be for at least one year and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre-clearance procedures described below, whether or not you are otherwise subject to pre-clearance obligations. Because these activities raise issues under the U.S. federal securities laws, any person

intending to engage in permitted hedging transactions is strongly urged to consult legal counsel.

IV. Blackout Periods – For Directors, Executive Officers and Certain Insiders with Access to our Results

MediaCo's announcement of quarterly financial results has the potential to have a material impact on the market for MediaCo securities. Therefore, to avoid even the appearance of trading while aware of material non-public information, persons who are or may be expected to be aware of quarterly financial results will be subject to a quarterly blackout on trading. The initiation or termination of a special blackout period is itself material nonpublic information and may not be disclosed to persons outside the Company who do not have a need to know that information. Thus, in addition to the general rule that Insiders may not effect transactions in MediaCo securities on the basis of material nonpublic information until such time as the information becomes public, the following persons, and their Family Members and Related Entities, may not buy or sell (other than a transaction with the Company or pursuant to a pre-arranged trading plan that complies with Rule 10b5-1) MediaCo securities during the period beginning at the opening of business on the day that is two weeks prior to the last day of MediaCo's fiscal quarter through the close of business on the first business day following the public release of earnings for that quarter or, if the regular earnings release is issued prior to the opening of the market on a given day, through the close of business on that day:

- Directors
- Executive Officers, Officers, General Managers
- [Emmis "Corporate" employees working on MediaCo matters] [Still needed?]
- Other employees designated by Executive Officers as being likely to have regular access to non-public quarterly financial information.

MediaCo will treat the creation or modification (other than a termination) of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout rules. Transactions effected pursuant to a Company-approved Rule 10b5-1 plan will not be subject to blackout periods.

You should be aware that MediaCo may modify the blackout period described above at any time. In addition, MediaCo may from time to time determine that trading in MediaCo securities is inappropriate at a time that is outside the blackout period and, accordingly, may reinstate a blackout period at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to these blackout requirements will receive notice of any modification by MediaCo of the blackout period policy or of any prohibition on trading during a non-blackout period.

Persons subject to the blackout period restrictions who terminate their employment with MediaCo during a blackout period will remain subject to the restrictions until the end of such period.

V. Pre-Clearance of Securities Trades By Directors, Executive Officers and Corporate Employees

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in MediaCo securities (purchases, sales, transfers, etc.) by directors, executive officers and "corporate" employees must be pre-cleared by MediaCo Legal. If you contemplate a transaction, you should contact MediaCo Legal via email at legal@mediacoholding.com at least one business day in advance of the proposed trade. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not effected within the time limit, preclearance must be requested and approved in writing again.

For purposes of the pre-clearance procedures, transactions in securities would not cover stock option exercises, but would cover market sales of option stock. You must contact MediaCo Legal <u>before</u> contacting your broker or taking any other step to initiate a transaction in option stock and, in view of the fact that sales of option stock are likely to occur immediately upon exercise, you are encouraged to pre-clear the exercise as well.

MediaCo will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with MediaCo Legal.

To the extent that a material event or development affecting the Company remains non-public, persons subject to pre-clearance will not be given permission to effect transactions in MediaCo securities. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties, and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

Please remember that the ultimate responsibility for determining that an employee or director is in possession of material nonpublic information and should not trade rests with that individual, and pre-clearance of any transaction does not constitute legal advice and cannot insulate the employee or director from liability under the securities law.

VI. Assistance

Any person who has any questions about this policy statement or about specific transactions may contact MediaCo Legal at legeal@mediacoholding.com. Remember, however, that the ultimate

responsibility for adhering to the policy statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

VII. Amendment

The Board of Directors reserves the right to amend this policy at any time.